Exhibit 99.2

March 25, 2014

HomeAway, Inc. Announces Pricing of $350 Million Offering of 0.125% Convertible Senior Notes Due 2019

HomeAway, Inc. (“HomeAway”) (NASDAQ: AWAY) today announced the pricing of $350 million aggregate principal amount of convertible senior notes due 2019 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). HomeAway also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $52.5 million aggregate principal amount of the notes to cover over-allotments, if any. The sale of the notes to the initial purchasers is expected to settle on March 31, 2014, subject to customary closing conditions, and is expected to result in $339.7 million in net proceeds to HomeAway after deducting fees and estimated offering expenses payable by HomeAway (assuming no exercise of the initial purchasers’ over-allotment option).

The notes will be senior, unsecured obligations of HomeAway, and will bear interest at a rate of 0.125% per year. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2014. The notes will mature on April 1, 2019, unless earlier repurchased or converted.

HomeAway expects to use approximately $41.4 million of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions described below after such cost is partially offset by the proceeds of the warrant transactions described below to raise the effective conversion price of the notes from HomeAway’s perspective, and to use the remaining proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, possible repurchases of HomeAway’s common stock, potential acquisitions and strategic transactions.

The initial conversion rate is 19.1703 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $52.16 per share). Prior to the close of business on the business day immediately preceding October 1, 2018, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until close of business on the second scheduled trading day preceding maturity, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of HomeAway’s common stock or a combination thereof, at HomeAway’s election. The last reported sale price of HomeAway’s common stock on March 25, 2014 was $38.64 per share.

In connection with the pricing of the notes, HomeAway entered into privately negotiated convertible note hedge transactions with affiliates of each of the initial purchasers (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to HomeAway’s common stock upon any conversion of notes and/or offset the cash payments HomeAway is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of HomeAway’s common stock is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the initial conversion price of the notes. HomeAway also entered into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect if the market price of HomeAway’s common stock exceeds the strike price of the warrant transactions, unless HomeAway elects, subject to certain conditions, to settle the warrant transactions in cash. The strike price of the warrant transactions will initially be approximately $81.14 per share, which represents a premium of approximately 110% over the last reported sale price of HomeAway’s common stock on March 25, 2014, and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchasers exercise their over-allotment option, HomeAway intends to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

HomeAway expects that, in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties and/or their respective affiliates may enter into various derivative transactions with respect to HomeAway’s common stock and/or purchase shares of HomeAway’s common stock in privately negotiated transactions and/or open market transactions concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of HomeAway’s common stock at that time. In addition, HomeAway expects that the hedge counterparties and/or their respective affiliates may modify their hedge positions from time to time following the pricing of the notes and prior to the maturity of the notes (and are particularly likely to do so during any observation period relating to a conversion of the notes) by entering into or unwinding derivative transactions with respect to HomeAway’s common stock and/or by purchasing or selling shares of HomeAway’s common stock or other securities of HomeAway in secondary market transactions. This activity could also cause or avoid an increase or a decrease in the market price of HomeAway’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com